Exhibit 10.2

Execution Version

BOARD AGREEMENT

THIS BOARD AGREEMENT (this “Agreement”) is made and entered into as of December 22, 2020, by and among Daseke, Inc., a Delaware corporation (the “Company”), on the one hand, and The Walden Group, Inc., a Delaware corporation, and Don R. Daseke, an individual (“Mr. Daseke”) (each of the foregoing, an “Investor” and collectively, with each of their respective Affiliates, the “Investors”), on the other hand. The Company and the Investors are each herein referred to as a “party” and collectively, the “parties.” Capitalized terms not defined herein shall have the meaning set forth on Exhibit A.

1.                  Board Composition. Prior to the Termination Date, the Company shall, with respect to any Annual Meeting, (i) include Mr. Daseke in its proxy statement and proxy card as a director nominee of the Board of Directors of the Company (the “Board”), (ii) recommend the election of Mr. Daseke to the stockholders of the Company and (iii) solicit proxies in favor of the election of Mr. Daseke. In connection with the foregoing, Mr. Daseke hereby consents to be named as a nominee of the Company for election to the Board in any applicable proxy statement, proxy card or other solicitation materials of the Company.

2.                    Other Covenants and Agreements.

(a)                    The Company shall not change the name of the Company without the prior written consent of Mr. Daseke.

(b)                   The Company shall not implement a mandatory retirement age or other age limitations for current directors that would disqualify Mr. Daseke from continuing to serve as a director on the Board.

(c)                    The Company shall permit Mr. Daseke and his spouse to continue to use the Company office space currently provided to him and his spouse, free of charge; provided, however, if the Company requires such space, lease of such space is terminated or subleased, the Company shall provide Mr. Daseke and his spouse, at the Company’s election, either (i) offices in reasonably close proximity to the Company’s current office locations or (ii) a stipend in the amount of $2,500, payable by the 3rd of each month, to be used by Mr. Daseke and his spouse in their sole discretion to lease comparable office space outside of the Company’s current office locations.

(d)                   Mr. Daseke shall be permitted, in his capacity as a stockholder of the Company, to speak at any Stockholder Meeting so long as his statements are pre-approved by the Company’s general counsel, comply with the terms of this Agreement and do not exceed ten (10) minutes.

(e)                    Following reasonable prior notice to the Company, Mr. Daseke shall be permitted, in his capacity as a director and founder of the Company, to attend up to three (3) large transportation conventions that one or more of the Company’s named executive officers will be attending. The Company shall reimburse Mr. Daseke for his reasonable, documented out-of-pocket expenses incurred in connection with his attendance at any such conventions; provided, however, that Mr. Daseke’s travel and lodging expenditures will be commensurate with the travel and lodging expenditures of the Company’s named executive officers in attendance. Mr. Daseke shall not be permitted to speak on behalf of the Company at any such conventions without the prior written approval of the Board.

(f)                    For the remainder of the 2020 calendar year, the Company shall continue to provide Mr. Daseke with medical coverage in substantially the same amounts and substantially on the same terms as currently provided to him and his spouse, with the same insurance carrier the Company makes available to the Company’s named executive officers. Beginning on January 1, 2021, the Company shall provide a monthly stipend to Mr. Daseke in the amount of $500, payable on the 3rd of each month, to be used by Mr. Daseke and his spouse in their sole discretion for supplemental medical coverage costs; and

(g)                   The Company shall waive its claims against Mr. Daseke with respect to any breach of the separation agreement between Mr. Daseke and the Company, dated August 26, 2019 (the “Separation Agreement”), and the Company shall continue to make payments to Mr. Daseke pursuant to, and in accordance with, the Separation Agreement. Mr. Daseke shall waive all claims against the Company.

3.                    Voting Commitment.

(a)                    Prior to the Termination Date, the Investors shall, or shall cause their Representatives to, appear in person or by proxy at each Stockholder Meeting and to vote all shares of Common Stock beneficially owned by the Investors and over which they have voting power (the “Investor Shares”) in accordance with the Board’s recommendations, as such recommendations are set forth in the applicable definitive proxy statement filed in connection with such Stockholder Meeting, with respect to (i) any proposal to elect as directors Mr. Daseke, the Company’s chief executive officer, Brian Bonner, Grant Garbers, Charles F. Serianni, Jonathan Shepko, Ena Williams and two additional persons to be selected by the Corporate Governance and Nominating Committee of the Board (the “Nominating Committee”) to fill the vacancies created by the resignations of Daniel J. Hennessy and Kimberly Warmbier, or, if any of the foregoing persons are not able to serve as a director, any replacement selected by the Nominating Committee, provided that such proposal shall be consistent with the terms of this Agreement; and (ii) a proposal submitted to the stockholders to increase the number of authorized shares of Common Stock that may be granted as awards under the Company’s 2017 Omnibus Incentive Plan by up to 4,000,000 shares of Common Stock. For the avoidance of doubt, the Investors shall take all actions necessary (including by calling back loaned out shares) to ensure they have the voting power for each share beneficially owned by them on the record date for each Stockholder Meeting.

(b)                   The Investors hereby appoint the Company and any designee of the Company, and each of them individually, until the Termination Date (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote the Investor Shares in accordance with Section 3(a). This proxy and power of attorney is given to secure the performance of the duties of Investors under Section 3(a) of this Agreement. The Investors shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. This proxy and power of attorney granted by the Investors in accordance with Section 3(a) shall be irrevocable until the Termination Date, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by the Investors with respect to the Investor Shares. The power of attorney granted by the Investors herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of Mr. Daseke.

(c)                    Promptly following the execution of this Agreement and no later than during the Company’s first open trading window following such execution, the Board shall initiate a share repurchase program pursuant to which the Company shall purchase a minimum of 3,000,000 shares of Common Stock. For the avoidance of doubt, nothing herein shall require the Company to make repurchases of any shares of Common Stock outside of Rule 10b-18 of the Exchange Act or when it is reasonably believes it may be in possession of material non-public information.

4.                    Standstill. Prior to the Termination Date and except as otherwise provided in this Agreement (including Section 7(a)(i)), without the prior written consent of the Board, the Investors shall not directly or indirectly (in each case, except as permitted by this Agreement), take any of the actions set forth on Exhibit B hereto. For the avoidance of doubt, none of the actions set forth on Exhibit B shall expand the obligations of the Investors under Section 3(a).

5.                    Mutual Non-Disparagement. Prior to the Termination Date, neither party shall, nor shall it permit any of its Representatives to, without the written consent of the other party, make any public or private statement that constitutes, or would reasonably be expected to constitute, an ad hominem attack on or otherwise disparages the other party, the other party’s current or former directors in their capacity as such (including any director who was serving immediately prior to this Agreement), officers or employees (including with respect to such persons’ service at the other party), the other party’s subsidiaries, or the business of the other party’s subsidiaries’ or any of its or its subsidiaries’ current directors, officers or employees, including the business and current or former directors, officers and employees of the other party’s controlled Affiliates, as applicable. The restrictions in this Section 5 shall not (a) apply (i) in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought, or (ii) to any disclosure required by applicable law, rules or regulations, with respect to each of (i) and (ii), to the extent that such party reasonably believes, after consultation with outside legal counsel, that such disclosure is legally required; or (b) prohibit any party from reporting what it reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

6.                    No Litigation. Prior to the Termination Date, each party hereby covenants and agrees that it shall not, and shall not permit any of its Representatives to, directly or indirectly, alone or in concert with others, encourage, pursue or assist any other person to threaten or initiate, any lawsuit, claim or proceeding before any court (each, a “Legal Proceeding”) against the other party or any of its Representatives, except for (a) any Legal Proceeding initiated primarily to remedy a breach of or to enforce this Agreement, (b) counterclaims with respect to any proceeding initiated by, or on behalf of one party or its Affiliates against the other party or its Affiliates, (c) the exercise of statutory appraisal rights and (d) enforcing such party’s rights as a stockholder of the Company (other than initiating a stockholder derivative demand); provided, however, that the foregoing shall not prevent any party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect request of such party or any of its Representatives; provided, further, that in the event any party or any of its Representatives receives such Legal Requirement, to the extent permitted by applicable law, such party shall give prompt written notice of such Legal Requirement to the other party (except where such notice would be legally prohibited or not practicable). Each party represents and warrants that as of the date hereof, neither it nor any assignee has filed any lawsuit against the other party.

7.                    Termination.

(a)                    Either party shall have the right to terminate this Agreement upon delivery to the other party of advance written notice of such termination at least thirty (30) calendar days prior to the effective date of such termination (the effective date of termination, the “Termination Date”) at any time after the date of the second Annual Meeting following the date of this Agreement. Notwithstanding anything to the contrary in this Agreement:

(i)                  the obligations of the Investors pursuant to Sections 1, 2, 3, 4, 5 and 6 shall terminate in the event that the Company materially breaches its obligations to the Investors pursuant to Sections 1, 2, 5 or 6, and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach from the Investors, or, if impossible to cure within thirty (30) calendar days, the Company has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the Investors; provided, however, that the obligations of the Investors pursuant to Section 6 shall terminate immediately in the event that the Company materially breaches its obligations to the Investors under Section 6; and

(ii)                 the obligations of the Company to the Investors pursuant to Sections 1, 2, 5 and 6 shall terminate in the event that (A) an Investor materially breaches its obligations in Sections 1, 2, 3, 4, 5 or 6 or (B) Mr. Daseke materially breaches his obligations under this Agreement or the Company’s Charter, By-Laws or Company Policies that are applicable to all directors (all as in effect prior to the facts giving rise to the alleged material breach), and such breach (if capable of being cured) has not been cured within thirty (30) calendar days following written notice of such breach, or, if impossible to cure within thirty (30) calendar days, the Investors or Mr. Daseke, as applicable, has not taken substantive action to correct within thirty (30) calendar days following written notice of such breach from the Company; provided, however, that the obligations of the Company to the Investors pursuant to Section 6 shall terminate immediately in the event that an Investor materially breaches its obligations under Section 6; provided, further, that the obligations of the Company to the Investors pursuant to Section 2(e) shall terminate immediately in the event that Mr. Daseke breaches any of his obligations under Section 2(e) (for the avoidance of doubt, such a breach shall not affect the obligations of the Investors under any other provision of this Agreement); provided, further, that the obligations of the Company to the Investors under this Agreement shall terminate immediately in the event that the Investors sell or otherwise transfer their shares of Common Stock in any transaction that would result in the Investors’ net long aggregate ownership of the Common Stock falling below thirty percent (30%) of the Investors’ net long aggregate ownership of the Common Stock as of the date of this Agreement (as adjusted for stock splits, combinations, reclassifications and other similar proportional adjustments) (the “Stock Ownership Minimum”) without the prior written approval of the Board; provided, further, that the Investors shall consult with the Company, and the Company shall provide prompt commercially reasonable assistance, in each case in connection with any sale or other transfer by the Investors of their shares of Common Stock in any transaction that would not result in the Investors’ net long aggregate ownership of the Common Stock falling below the Ownership Minimum.

(b)                   If this Agreement is terminated in accordance with this Section 7, this Agreement shall forthwith become null and void, but no termination shall relieve a party from liability for any breach of this Agreement prior to such termination.

8.                    Expenses. The Company shall reimburse Mr. Daseke for his reasonable, documented out-of-pocket legal fees and expenses incurred in connection with negotiating this Agreement, up to an amount of $30,000 in the aggregate.

9.                    Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of this Agreement, shall be governed by and enforced in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws principles. The parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT.

10.                  Specific Performance. Each party acknowledges and agrees that the other parties would be irreparably injured by an actual breach of this Agreement by the first-mentioned party or its Representatives and that monetary remedies may be inadequate to protect a party against any actual or threatened breach or continuation of any breach of this Agreement. Without prejudice to any other rights and remedies otherwise available to the parties under this Agreement, each party shall be entitled to equitable relief by way of injunction or otherwise and specific performance of the provisions hereof upon satisfying the requirements to obtain such relief without the necessity of posting a bond or other security, if another party or any of its Representatives breach or threaten to breach any provision of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity to the non-breaching party.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized Representative, as of the date first above written.

THE COMPANY:

DASEKE, INC.

By:	/s/ Soumit Roy
Name: Soumit Roy
Title: Chief Legal Officer, General Counsel and Corporate Secretary

THE WALDEN GROUP, INC.

By:	/s/ Don R. Daseke
Name: Don R. Daseke
Title: President & Sole Director

DON R. DASEKE

/s/ Don R. Daseke

Signature page to daseke board agreement

Exhibit A

Definitions

As used in this Agreement: a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any applicable person or entity referred to in this Agreement; provided, however, that the term “Associate” shall refer only to Associates controlled by the Company or the Investors, as applicable; provided, further, that, for purposes of this Agreement, the Investors shall not be Affiliates or Associates of the Company and the Company shall not be an Affiliate or Associate of the Investors; b) the term “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, rescheduling or continuation thereof; c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act and the rules and regulations promulgated thereunder, provided, however, that the meaning of “solicitation” shall be without regard to the exclusions set forth in Rules 14a-1(1)(2)(iv) and 14a-2 under the Exchange Act; d) the term “Charter” means the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time); e) the term “Common Stock” means the issued and outstanding shares of common stock of the Company, par value $0.0001 per share; f) the term “Company Policies” means the policies, procedures, processes, codes, rules, standards and guidelines that are applicable to all directors of the Company (as may be amended from time to time) and which have been communicated in writing; g) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; h) the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, acquisition, business combination or other transaction with a third party that, in each case, (i) would result in a change of control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets and (ii) is submitted for a vote of the Company’s stockholders; i) the term “Family Member” means any child, stepchild, parent, stepparent, spouse, sibling, in-law, niece or nephew of either Mr. Daseke or his spouse as well as any charitable or non-profit organization or any trust owned or controlled by Mr. Daseke or his spouse; j) the term “Representatives” means i) a person’s Affiliates and Associates and ii) its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such person or its Affiliates or Associates; k) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournment, postponement, rescheduling or continuation thereof; and l) i) the term “Third Party” refers to any person that is not a party or an Affiliate of a party, a member of the Board, a director or officer of the Company, or legal counsel to either party. In this Agreement, unless a clear contrary intention appears, ii) the word “including” (in its various forms) means “including, without limitation;” iii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; iv) the word “or” is not exclusive; v) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and vi) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

Exhibit B

Standstill Restrictions

(a)                    acquire or offer to acquire, agree to acquire or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis including, for the avoidance of doubt, exercise of any subscription rights granted to the Investors), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company (other than through a broad-based market basket or index) or any voting rights decoupled from the underlying voting securities which would result in the ownership or control of, or other beneficial ownership interest in, twenty-eight percent (28%) or more of the then-outstanding shares of Common Stock in the aggregate;

(b)                   (i) nominate (other than to the Nominating Committee, in Mr. Daseke’s capacity as a director), recommend for nomination, give notice of an intent to nominate or recommend for nomination a person for election at any Stockholder Meeting at which the Company’s directors are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (iii) knowingly submit, initiate, encourage or make any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or other business brought before, any Stockholder Meeting; or (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting;

(c)                    form, join or knowingly participate in any group with respect to any voting securities of the Company, including in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting (other than with an Investor or one or more of its Affiliates or Associates who are instructed to comply with the terms and conditions of this Agreement);

(d)                   deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof (other than any such voting trust, arrangement or agreement solely among their Affiliates and otherwise in accordance with this Agreement);

(e)                    demand an inspection of the Company’s books and records;

(f)                    (i) make any public or private proposal with respect to, (ii) make any public statement or otherwise knowingly publicly or privately encourage, advise or assist any person with respect to or (iii) knowingly initiate or in any way participate in, directly or indirectly: (A) any change in the number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any amendment to any provision of the Charter or By-Laws, (C) any change in the capitalization or dividend policy of the Company, (D) any other change in the Company’s management, business, operations, strategy, governance, corporate structure, affairs or policies or (E) any Extraordinary Transaction;

(g)                   knowingly initiate, make or in any way participate, directly or indirectly, in any Extraordinary Transaction or make, directly or indirectly, any proposal, either alone or in concert with others, to the Company or the Board that would reasonably be expected to require a public announcement or disclosure regarding any such matter;

(h)                   effect or seek to effect, offer or propose to effect, cause or participate in, or assist or facilitate any other person to effect or seek to effect, offer or propose (other than directly to the Board, provided that such proposal does not require the Investors to amend the Schedule 13D) to effect or participate in, any (i) material acquisition of any assets or businesses of the Company or any of its subsidiaries, (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries or (iii) recapitalization, restructuring, liquidation, dissolution or other material transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(i)                     enter into any negotiations or agreements with any Third Party with respect to an Extraordinary Transaction, or advise or assist any Third Party to take any action with respect to any of the foregoing;

(j)                     publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(k)                    directly or indirectly, in any single transaction or series of related transactions, sell or otherwise transfer their shares of Common Stock to any Family Member, in each case unless such transferee has executed a joinder agreement, in substantially the form attached to the Agreement as Exhibit C, as a condition to the consummation of such sale or transfer; any attempted sale or transfer in violation of this Agreement shall be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the restrictions set forth in this Paragraph (k), and shall not be recorded on the stock transfer books of the Company or any transfer agent; or

(l)                     take any action challenging the validity or enforceability of this Exhibit B or this Agreement, except as a defense or counterclaim in any Legal Proceeding initiated by any other party to this Agreement.

For the avoidance of doubt, nothing in this Exhibit B shall be deemed to prevent or limit Mr. Daseke from exercising or fulfilling in good faith his fiduciary duties in his capacity as a director of the Company or a member of any committee of the Board, or otherwise taking any action in his capacity as a member of the Board or any committee of the Board that is consistent with applicable law.

Exhibit C

Form of Joinder

[See attached]

Execution Version

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”), dated as of [●], 20[●], is made and entered into by [●], a/an [●] (the “Transferee”). Capitalized terms used but not defined in this Joinder shall have the meanings set forth in the Board Agreement (the “Board Agreement”) dated December 22, 2020, by and among Daseke, Inc., a Delaware corporation (the “Company”), on the one hand, and The Walden Group, Inc., a Delaware corporation, and Don R. Daseke, an individual (“Mr. Daseke”) (each of the foregoing, an “Investor” and collectively, with each of their respective Affiliates, the “Investors”), on the other hand.

WHEREAS, the Investors wish to transfer [●] shares of the Common Stock to the Transferee;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Transferee, intending to be legally bound hereby, agrees as follows:

1.       Representations and Warranties. The Transferee represents and warrants that he or she has full power and authority to execute, deliver and carry out the terms and provisions of this Joinder, and that this Joinder has been duly and validly executed and delivered by the Transferee, constitutes a valid and binding obligation and agreement of the Transferee and is enforceable against the Transferee in accordance with its terms. The Transferee represents that the execution, delivery and performance of this Joinder by the Transferee does not and will not violate or conflict with (a) any law, rule, regulation, order, judgment or decree applicable to such Transferee or (b) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Transferee is a party or by which the Transferee is bound.

2.       Joinder. The Transferee hereby acknowledges and agrees to be bound by Section 3 (Voting Commitment), Section 4 (Standstill), Section 5 (Mutual Non-Disparagement), Section 6 (No Litigation), Section 9 (Governing Law; Jurisdiction; Jury Waiver) and Section 10 (Specific Performance) of the Board Agreement.

3.       Further Assurances. From time to time, at the request of the Company and without further consideration, the Transferee shall take such further action as may reasonably be necessary or desirable to consummate and make effective the terms of this Joinder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Transferee, intending to be legally bound hereby, has duly executed this Joinder as of the date first above written.

Signature Page to Joinder Agreement